PROMISSORY NOTE


Executed in: the City of Holmes, County of Manatee, State of Florida on April 2, 2004, for a principal amount of $166,666.00.

For the purchase of 2,500,000 free trading shares of GK Intelligent Systems, Inc. Harvey Levin, an individual undersigned ("Maker"), with an address of 225 Dolphin PT, Clearwater, FL 33767, unconditionally promises to pay to the order of GK Intelligent Systems, Inc., the principal sum of $166,666.00.

Principal shall be due and payable on April 16, 2004.

All payments under this Note shall be in lawful money of the United States. In no event shall the interest and other charges in the nature of interest hereunder, if any, exceed the maximum amount of interest permitted by law. Any amount collected in excess of the maximum legal rate shall be applied to reduce the principal balance. All payments under this Note shall be applied first to interest, second to principal.

The Maker agrees to pay to holder all costs, expenses and reasonable attorney's fees incurred in the collection of sums due hereunder, whether through legal proceedings or otherwise, to the extent permitted by law.

At the option of the Holder, this entire Note shall become immediately due and payable, without demand or notice, upon the occurrence of any one of the following events:
     Failure of the Maker to make payment when due, which shall continue for 5 days;
     Any misrepresentation or omission of or on behalf of Maker made to the holder in Connection with this loan;
     Insolvency or failure of Maker or any guarantor to generally pay its debts as they become Due;
     Assignment for the benefit of creditors of, or appointment of a receiver or other officer for,
     By or against Maker or any guarantor;
     Death of Maker or death of Guarantor;

     Security for this Note; or
     Default under any mortgage; trust deed, security agreement or the other instrument securing this Note.

In the event of default, the Holder has the right to register and sell the (GK Intelligent Systems, Inc.) shares, which was placed as collateral, and Maker is responsible for any amounts not covered by the sale, provider the lender sells the shares within 30 days of registration.


The Maker expressly waives presentment, demand, notice, protest, and all other demands and notices in connection with this Note. No renewal or extension of this Note, nor release of any collateral or party liable hereunder, will release the liability of Maker.
Failure of the Holder to exercise any right or option shall not constitute a waiver, nor shall it be a bar to the exercise of any right or option at any future time.
If any provision of this Note shall be invalid or unenforceable, the remaining provisions shall remain in full force and effect.


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The Maker of this Note has the unchallenged authority to return any unsold shares of GK Intelligent Systems, Inc. at or before the expiration date of this Promissory Note. These shares will satisfy any unpaid principal and the note maker shall have no further obligation to the note holder.

The laws of Florida, U.S.A, shall govern this Note.

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed as of the Date of This Note at the location of the Execution above written.


Borrower:  HARVEY LEVIN


/s/ Harvey Levin
__________________________________ 4/2/04


Accepting same, for and in consideration of the consideration provides herein and the other good and valuable consideration:


Lender:

By:   /s/ Gary F. Kimmons
      _______________________________________

Its:  CEO
      ________________________________________